UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 13, 2006

(Date of earliest event reported)

FLOW INTERNATIONAL CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	0-12448	91-1104842
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

23500 - 64th Avenue South, Kent, Washington 98032

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code:

(253) 850-3500

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.    Notice of Delisting or Failure to Satisfy a Delisting Rule; Transfer of Listing

As previously reported, Nasdaq initiated delisting procedures as a result of the Company’s failure to file its 10-Q for July 31, 2006 in a timely manner. That report has not yet been filed. On December 13, 2006, Nasdaq notified the Company that Nasdaq’s Listing Qualifications Panel granted the Company’s request for continued listing subject to the submission of written information in response to certain questions relating to its previously announced audit committee investigation of allegations regarding the timing of recognition of revenue in Flow Asia and the filing of all delinquent reports and all necessary restatements by January 31, 2007. The delinquent reports are the Quarterly Reports on Form 10-Q for the quarters ended July 31, 2006 and October 31, 2006. The necessary restatement is the restatement of the financial statements in the Annual Report for the fiscal year ended April 30, 2006, which report will be amended.

On December 13, 2006 Flow International Corporation (“Flow” or the “Company”) received notification from Nasdaq that it was not in compliance with Nasdaq Rule 4310(c)(14) because the Company had not filed its Quarterly Report on Form 10-Q for the quarter ended October 31, 2006 in a timely manner. The Company will not be able to file the Quarterly Report for October 31, 2006 until it files the Quarterly Report on Form 10-Q for the quarter ended July 31, 2006 and an amended Annual Report of 10-K for the year ended April 30, 2006. The Company has consulted Nasdaq and been informed that the delisting as a result of the delinquency of the 10-Q for the quarter ended October 31, 2006 will be stayed in accordance, and subject to compliance, with the conditions in the notification referred to in the preceding paragraph. Accordingly, when the Company complies with the conditions in the notification, it will not be delisted as a result of the delinquency of the 10-Q for the quarter ended October 31, 2006. .

The Company will promptly supply the Listing Qualifications Panel with the requested information. At this point, the Company believes that it will file the amended 10-K and the delinquent 10-Qs before January 31, 2007.

ITEM 9.01. Exhibits

(d) Exhibits

99.1	Press Release dated December 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2006	FLOW INTERNATIONAL CORPORATION

	By:	/s/ John S. Leness
John S. Leness
General Counsel and Secretary